Exhibit 77(e)(1)

AMENDED SCHEDULE OF APPROVALS

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

ING PRIME RATE TRUST

and

ING INVESTMENTS, LLC
an Arizona Limited Liability Company

Trust	Annual Investment Management Fee (as a percentage of Managed Assets)
ING Prime Rate Trust	0.80%